EXHIBIT 99.1

Spirit Airlines Reports March 2012 Traffic

Miramar, Florida (April 16, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for March 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in March 2012 increased 18.2 percent versus March 2011 on a capacity (available seat miles) increase of 18.1 percent. Load factor for March 2012 was 85.9 percent, an increase of 0.1 points as compared to March 2011.
The Company estimates its total revenue for the first quarter 2012 increased approximately 29 percent year-over-year on a capacity increase of 17.7 percent. Traffic increased 18.8 percent year-over-year in the first quarter 2012 resulting in a load factor increase of 0.8 points to 84.8 percent. Total revenue per ASM (RASM) for the first quarter 2012 increased approximately 10 percent as compared to the same period last year.

“I am pleased our strategy to expand our customer base by offering low base fares with a range of optional services in a growing number of markets continues to deliver strong revenue results,” said Ben Baldanza, Spirit's President and Chief Executive Officer. “As evidenced by our revenue growth outpacing our capacity growth, there is a large population of smart, value-conscious consumers that are choosing to fly with Spirit.”

The Company's first quarter 2012 cost per available seat mile (CASM), excluding unrealized mark-to-market fuel hedge gains, is currently estimated to be between 10.18 and 10.23 cents. This range is slightly higher than the Company's previous first quarter guidance driven in part by higher fuel costs and increased distribution expense related to higher-than-expected passenger volume.
The following table summarizes Spirit's traffic results for the month and year-to-date ended March 31, 2012 and 2011.

	March 2012	March 2011	Change
Revenue passenger miles (RPMs) (000)	829,788	701,941	18.2%
Available seat miles (ASMs) (000)	965,727	817,945	18.1%
Load Factor	85.9%	85.8%	0.1 pts
Passenger flight segments	886,107	712,239	24.4%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	2,194,350	1,847,280	18.8%
Available seat miles (ASMs) (000)	2,589,014	2,200,097	17.7%
Load Factor	84.8%	84.0%	0.8 pts
Passenger flight segments	2,349,290	1,862,532	26.1%

The following table summarizes Spirit's updated guidance for the first quarter 2012. All data is based on preliminary estimates and is subject to change. The company plans to announce first quarter 2012 results on May 1, 2012.

	1Q12E

Total revenue per ASM (RASM) year-over-year % change	Approximately 10%

Operating Expense per ASM (CASM) (cents)
CASM (1)	10.19		10.24
Less: Unrealized mark-to-market losses per ASM (2)	0.01
CASM excluding unrealized mark-to-market losses (2)	10.18	-	10.23
Less: Economic fuel expense per ASM (3)	4.19
CASM ex-fuel	5.99	-	6.04

Fuel Expense per Gallon($)
Fuel cost (2) (3)	$3.32
Less: Unrealized mark-to-market losses (2)	0.01
Economic fuel cost (3)	$3.31

Fuel gallons (thousands)	32,730

Effective Tax Rate	37.7%

Wtd. Average Share Count (thousands)
Basic	72,292
Diluted	72,497

Footnotes

(1)	Excludes special items.

(2)	Includes unrealized mark-to-market losses comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, and into-plane fuel cost and fuel hedge (gains) and losses currently expected to be realized during the first quarter 2012.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 190 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for the first quarter 2012, including expectations regarding load factor, capacity, RASM, CASM, CASM ex-fuel, fuel expense, economic fuel cost and expected unrealized mark-to-market gains or losses. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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